Exhibit 10.1

SETTLEMENT AGREEMENT, CONTRACT MODIFICATION
AND MUTUAL RELEASE

        This Settlement Agreement, Contract Modification and Mutual Release (the ‘Agreement”) is entered into by and between Econolite Control Products, Inc. (“Econolite“) and Image Sensing Systems, Inc. (“ISS”). Econolite and ISS are referred to herein collectively as the “Parties.”

        WHEREAS, Econolite and ISS have a contractual relationship memorialized in a series of written agreements; and,

        WHEREAS, a dispute has arisen between the Parties, and Econolite has filed an action which (after removal to federal court) is styled Econolite Control Products, Inc. v. Image Sensing Systems, Inc., Case No. 05-997-JVS (RNBx) in the United States District Court for the Central District of California (the “Litigation”); and,

        WHEREAS, the Parties desire to settle their dispute;

        NOW THEREFORE, in consideration of the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Econolite and ISS agree as follows:

        1.       ISS will pay to Econolite the sum of Two Hundred Thousand Dollars ($200,000) within ten days of execution of this Agreement.

        2.       ISS will pay to Econolite the additional sum of One Hundred Seventy-Five Thousand Dollars ($175,000) if and when Econolite achieves sales of Autoscope products of $33 million in calendar year 2006. Such additional payment shall be payable within ten days of the day that Econolite provides ISS with a written notification that it has achieved $33 million in Autoscope sales in calendar year 2006.

        3.       Paragraph 1 of the Modification to Manufacturing, Distributing and Technology License Agreement as of September 1, 2000 is modified as follows: Beginning as of July 1, 2006, Econolite will calculate and pay royalties to ISS on Solo Pro products so as to split net profit on sales of Solo Pro between Econolite and ISS 50/50. “Net profit on sales” is defined as sales price to the end user less distribution commission (if any) and Solo Pro purchase price (calculated as has historically been done by the parties) plus fifteen percent (15%) of purchase price for overhead:

        As an example:

(Hypothetical) Sale Price to End User	$4,000
(Hypothetical) Distributor Commission (if applicable)	(800)

Net to Econolite	3,200
Less Solo Pro Purchase Price (hypothetical)	(1,000)
Less 15% of Solo Pro Purchase Price	(150)

Net Profit on Sales	2,050
ISS Royalty	1,025
Econolite Margin	1,025

        4.       The royalty calculation in the preceding paragraph will apply to future generations of Solo Pro products (e.g., Terra) for the remaining term of the Parties’ written agreement, unless there is a material change in the manufacturing process, in which case the Parties will re-negotiate the royalty calculation in good faith with the objective of continuing a fair split of the profits.

        5.        Econolite will, within ten days after receiving the consideration referred to in Paragraph 1 above, dismiss with prejudice all claims asserted by Econolite against ISS in the Litigation.

        6.        For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Econolite for itself, its predecessors, successors, assigns, subsidiaries, affiliates, parents, and divisions, does hereby forever release, acquit, and discharge ISS, its predecessors, successors, assigns, subsidiaries, affiliates, parents, and divisions, and their respective current and former officers, directors, shareholders, owners, employees, servants, agents, and attorneys, of and from any and all claims, demands, obligations, actions, causes of action, rights, damages, costs, expenses, and compensation of any nature whatsoever, whether at law or in equity, that arise out of the transactions or events described in or forming the basis for the Litigation.

        7.        For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ISS, for itself, its predecessors, successors, assigns, subsidiaries, affiliates, parents, and divisions, does hereby forever release, acquit, and discharge Econolite, its predecessors, successors, assigns, subsidiaries, affiliates, parents, and divisions, and their respective current and former officers, directors, shareholders, owners, employees, servants, agents, and attorneys, of and from any and all claims, demands, obligations, actions, causes of action, rights, damages, costs, expenses, and compensation of any nature whatsoever, whether at law or in equity, that arise out of the transactions or events described in or forming the basis for the Litigation.

        8.        The parties are not releasing any claims or rights of any kind that do not arise out of the transactions or events described in or forming the basis for the Litigation.

        9.       The Parties hereby acknowledge that there is a risk that, subsequent to the execution of this Agreement, they may discover, incur or suffer from claims which were unknown or unanticipated at the time this Agreement was executed, including without limitation, unknown or unanticipated claims which arise from, are based upon or are related to the issues and matters raised in the Litigation, which, if known by the Parties hereto on the date this Agreement was executed, may have materially affected their decision to execute this Agreement. The Parties hereto acknowledge that they are assuming the risk of such unanticipated claims and agree that this Agreement applies thereto. The Parties hereto expressly waive the benefits of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties hereto waive and relinquish all rights and benefits which they have or may have under Section 1542 of the California Civil Code or the law of any other state or jurisdiction to the same or similar effect to the full extent that they may lawfully waive an relinquish all rights and benefits pertaining to the subject matter of this Agreement.

        10.        Each party shall bear its own attorneys’ fees and costs arising from the claims that were asserted or that could have been asserted in the Litigation and arising from the preparation and execution of this Agreement.

        11.        The Parties each represent and warrant that no other persons or entities (other than their affiliates) have or have had any interest in the claims, demands, obligations, or causes of action referred to in this Agreement. The Parties each further represent and warrant to each other that they have not sold, assigned, transferred, pledged, conveyed, or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement. The person or persons who enter into and execute this Agreement on behalf of each of the Parties warrants and represents that he or she has been duly authorized to do so.

        12.        The Parties each expressly deny liability, and agree and acknowledge that this Agreement is a full and complete compromise of matters involving disputed issues of fact and law, and that neither payment of any amounts, nor negotiation for or agreement to this Agreement (including all statements, admissions, or communications or exchange of documents) by the Parties to this Litigation, or their respective representatives, shall be considered admissions by the Parties. No past or present wrongdoing on the part of the Parties shall be implied by such payment or by such negotiations.

        13.        The Parties each expressly warrant and represent that before executing this Agreement they have received independent legal advice from attorneys of their choice with respect to the advisability of making the above Agreement, or have had full and fair opportunity to do so, that they have fully informed themselves of its terms, contents, conditions, and effect, and that they voluntarily agree to the terms of this Agreement. The Parties agree that this instrument is executed as their voluntary act and deed. The Parties acknowledge that they each may have sustained damages, expenses, and losses arising out of the matters released herein, which are presently unknown or not suspected, and that such damages, expenses, and losses, if any, give rise to additional claims for damages, expenses or losses in the future. Nevertheless, each of the Parties acknowledges that this Agreement has been negotiated and agreed upon in light of this realization and, being fully aware of this situation, expressly releases and waives any and all rights it may have to any damages or losses which are a result of the causes of action released herein, whether such damages are now existing, known or unknown, or accrue in the future. This Agreement constitutes a complete compromise of all allegations asserted in the Litigation, and the Parties fully assume the risk that the facts or the law may be otherwise than believed or understood.

        14.        This Agreement shall be binding upon and inure to the benefit of the representatives, successors, assigns, trustees, agents, attorneys, and legal representatives of the Parties, as well as their officers, directors, employees, all present and former parents, successors, subsidiaries, divisions, partners, and affiliated companies.

        15.        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. Facsimile copies of signatures on this Agreement shall be deemed valid and original.

        16.        This Agreement contains the entire agreement between Econolite and ISS with regard to the matters set forth in it and may only be amended, modified or waived by a written instrument executed by each of the Parties hereto. The terms of this Agreement are contractual and not merely recitals. The mutual obligations and undertakings of the Parties expressly set forth in this Agreement are the sole and only consideration for this Agreement, and no representations, promises, or inducements of any nature whatsoever have been made by the Parties other than those expressly appearing in this Agreement. Each party and counsel for each party has reviewed and revised this Agreement, and accordingly the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        17.        The Parties agree that a waiver of any term or condition of this Agreement will not be deemed to be, and may not be construed as, a waiver of any other term or condition hereof. The Parties agree that if any provision of this Agreement is adjudicated to be unenforceable or invalid for any reason, that part will be severed from the balance of this Agreement and the validity and enforceability of the remainder of this Agreement will in no way be affected or impaired.

        18.     All notices or other communications under this Agreement shall be in writing and deemed to be duly delivered if delivered in person, by overnight mail, or by certified or registered mail. If to Econolite, such notice or communication shall be delivered to:

Michael C. Doyle, Esq. Econolite Control Products, Inc. 3360 E. La Palma Avenue Anaheim, CA 92806-2856

with a copy to:

Robert W. Fischer, Jr., Esq. Fulbright Jaworski L.L.P. 555 South Flower Street, 41st Floor Los Angeles, CA 90071

If to ISS, such notice or communication shall be delivered to:

James Murdakes Image Sensing Systems, Inc. 500 Spruce Tree Centre 1600 University Avenue West St. Paul, MN 55104-3825

with a copy to:

J. Thomas Vitt, Esq. Dorsey & Whitney, LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55406

        19.        Except as explicitly stated herein, nothing in this Agreement shall be deemed to modify or amend the parties’ prior agreements, which shall remain in full force and effect according to their terms.

Econolite Control Products, Inc.

By:	/s/ Michael C. Doyle
Typed Name: Michael C. Doyle Title: Chief Executive Officer Dated: August 1, 2006

Image Sensing Systems, Inc.

By:	/s/ James Murdakes
Typed Name: James Murdakes Title: Chief Executive Officer Dated: August 3, 2006